Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
	Office:	717-291-2616

Fulton Financial Announces Pricing of $100 million Subordinated Notes Offering and Entry into Accelerated Share Repurchase Agreement

(November 12, 2014) – Lancaster, PA – Fulton Financial Corporation (NASDAQ: FULT) today announced the pricing of a registered underwritten public offering of $100 million aggregate principal amount of its 4.50% Subordinated Notes due 2024 (the “Subordinated Notes”). The Subordinated Notes, which will not be redeemable prior to their maturity, are intended to qualify as Tier 2 capital for regulatory purposes. The offering is expected to close on November 17, 2014, subject to the satisfaction of customary closing conditions.

Jefferies LLC is the sole book-running manager for the offering, and Sandler O’Neill + Partners, L.P. is acting as a co-manager.

Fulton Financial intends to use the net proceeds from the offering to repurchase approximately $100 million of shares of its common stock pursuant to an accelerated share repurchase (“ASR”) agreement that it intends to enter into with Goldman, Sachs & Co. as part of its capital optimization plan. Under the terms of the ASR agreement, Fulton Financial would pay $100 million to Goldman Sachs when it enters into the ASR and in exchange would receive shares of Fulton Financial common stock, with the substantial majority expected to be delivered under the ASR by November 18, 2014, with any remaining shares to be delivered at the final settlement. The final number of shares to be purchased under the ASR agreement will depend upon the average of daily volume-weighted average share prices over the term of the ASR agreement. Final settlement of the ASR agreement is scheduled for no later than April 17, 2015, and may occur earlier at the option of Goldman Sachs. As of October 31, 2014, Fulton Financial had 185.3 million shares outstanding.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or prospectus.

The offering is being made only by means of a prospectus supplement and accompanying base prospectus. Fulton Financial has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates and will file a final prospectus supplement relating to the offering. Prospective investors should read the prospectus supplement and base prospectus in that registration statement and other documents Fulton Financial has filed or will file with the SEC for more complete information about Fulton Financial and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies of the final prospectus supplement and the accompanying base prospectus for the offering, when available, may be obtained by contacting Jefferies LLC, Attention: Debt Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022, or by calling toll-free at 1-877-547-6340 or by emailing Prospectus_Department@Jefferies.com.

About Fulton Financial

Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following subsidiaries, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.

Fulton Financial’s investment management and trust services are offered at all of its subsidiary banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all of Fulton Financial’s subsidiary banks under the Fulton Mortgage Company brand.

Forward-Looking Statements

This news release may contain forward-looking statements with respect to Fulton Financial’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future,” “intends” and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond Fulton Financial’s control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.

A discussion of certain risks and uncertainties affecting Fulton Financial, and some of the factors that could cause Fulton Financial’s actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Fulton Financial’s Annual Report on Form 10-K for the year ended December 31, 2013, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, which have been filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which such statements are made. Fulton Financial undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

#  #  #